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                                                                    Exhibit 3.01

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          KINETICS HOLDINGS CORPORATION

        Kinetics Holdings Corporation, a Delaware corporation, hereby certifies that:

        1. The name of the corporation is Kinetics Holdings Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was October 22, 1999.

        2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "1", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation's Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, including by more than 85% of the holders of Class B Common Stock, with the approval of the corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: December 13, 2001              KINETICS HOLDINGS CORPORATION

                                      By: /s/ John R. Ferron
                                          --------------------------------------
                                      Name: John R. Ferron
                                      Title: Chief Financial Officer

                                   EXHIBIT "1"

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          KINETICS HOLDINGS CORPORATION

                                    ARTICLE I

        The name of the corporation is Kinetics Holdings Corporation.

                                   ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("GCL") of the State of Delaware.

                                   ARTICLE IV

        1. AUTHORIZATION OF SHARES. This corporation is authorized to issue two
(2) classes of shares, designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000) shares, $0.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.01 par value per share, twenty-five million three hundred fifty thousand (25,350,000) of which are designated as "Series A Preferred Stock" and twenty-four million six hundred fifty thousand (24,650,000) shares shall remain undesignated.

        Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each outstanding share of the Class B Common Stock of the Corporation will be reclassified and reconstituted into one (1) share of Class A Common Stock and the Class A Common Stock shall be retitled Common Stock.

        2. DESIGNATION OF ADDITIONAL SERIES OF PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware and this Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate or Certificates of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, voting powers, preferences (subject to the limitations in the following paragraph) and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number


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of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates of Designation establishing a series of Preferred Stock.

               Except as may be otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, in this Restated Certificate of Incorporation or by applicable law, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series of Preferred Stock may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with, the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                    ARTICLE V

        The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock and the Common Stock are as follows:

        1. DEFINITIONS. For purposes of this Article V, the following definitions apply:

               1.1 "BOARD" shall mean the Board of Directors of the Corporation.

               1.2 "CORPORATION" shall mean this corporation.

               1.3 "COMMON STOCK" shall mean the Common Stock, $0.01 par value, of the Corporation.

               1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

               1.5 "DIVIDEND RATE" for the Series A Preferred Stock shall mean 12.5% of the Original Issue Price for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

               1.6 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Corporation.

               1.7 "ORIGINAL ISSUE PRICE" shall mean three dollars and sixteen cents ($3.16) per share for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

               1.8 "PERMITTED REPURCHASES" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary


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

that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of the stockholder's employment or services; or (ii) at any price pursuant to the Corporation's exercise of a right of first refusal to repurchase such shares.

               1.9 "PERMITTED SENIOR SECURITIES" shall mean up to a maximum aggregate amount of Fifty Million Dollars ($50,000,000) at any time outstanding comprised of any of the following securities or indebtedness (i) any capital stock of the Corporation (or rights convertible into or exchangeable for capital stock) that is entitled to be paid, upon a liquidation, dissolution or winding up of the Corporation, including upon the occurrence of any event set forth in
Section 3.3 hereof, from the Available Funds and Assets (as defined in Section 3 below), prior to and in preference to the Series A Preferred Stock, (ii) any debt securities of the Corporation or other indebtedness for borrowed money of the Corporation issued or incurred after the Original Issue Date, and (iii) any capital stock of The Kinetics Group, Inc., a Delaware corporation ("KGI"); provided in all cases that the holder of any debt or equity securities issued, or lender of any indebtedness, under this Section 1.9 shall be either (x) a Third Party, or (y) if not a Third Party, then (aa) any equity securities so held have been issued subject to the anti-dilution adjustment (to the extent an adjustment is due thereunder) provided for under Section 5.7 hereof, or (bb) any debt securities or indebtedness so held have a total contractual yield that is not in excess of 15% per annum; provided further in all cases that the issuance of debt or equity to a holder of 10% or more of the capital stock of the Corporation (or an affiliate of such holder) have not been issued (xx) in a transaction described in Section 5.7(F) or (H) or (yy) in a transaction described in Section 5.7(G) if such holder of 10% or more of the capital stock of the Corporation will own a larger percentage of the capital stock of the Corporation (together with its affiliates) after the consummation of such transaction.

               1.10 "PREFERRED STOCK" shall mean the Series A Preferred Stock and any other series of preferred stock.

               1.11 "PRIMARY BANK FACILITY" shall mean the credit facility relating to the Credit Agreement dated August 30, 2000 among The Bank of Nova Scotia, the Corporation and other named parties, as amended or waived from time to time ("CURRENT CREDIT FACILITY"), or any credit facility resulting from any refinancing or replacement of the Current Credit Facility from commercial banks or other senior lenders that are Third Parties, as may be amended or waived from time to time.

               1.12 "REQUIRED HOLDERS" shall mean the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock.

               1.13 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.01 par value per share, of the Corporation.

               1.14 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.


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               1.15 "THIRD PARTY" shall mean any person or entity who is not an affiliate of the Corporation or an affiliate of any holder of capital stock of the Corporation that beneficially owns more than ten percent of the Corporation's capital stock on a fully-diluted basis, provided however, notwithstanding the foregoing definition, Deutsche Bank AG or any of its subsidiaries that is primarily engaged in the business of lending money, including without limitation, Bankers Trust Company and Deutsche Bank AG Cayman Islands Branch, shall be deemed to be a Third Party.

        2. DIVIDEND RIGHTS.

               2.1 Series A Preferred Stock. The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends on each share of Series A Preferred Stock, at the annual Dividend Rate for the Series A Preferred Stock, compounded semi-annually commencing on the six month anniversary of the Original Issue Date, prior and in preference to the payment of any dividend on the Common Stock (other than a Common Stock Dividend). Such dividends shall accrue on each share of Series A Preferred Stock from the date on which such share of Series A Preferred Stock is issued by the Corporation, and shall accrue from day to day until paid, whether or not earned or declared. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Series A Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof is reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared on any Common Stock or any other series of Preferred Stock (other than Permitted Senior Securities); provided, however, that this restriction shall not apply to Permitted Repurchases or to dividends payable on a pro rata basis to all holders of preferred stock that is pari passu with the Series A Preferred Stock as to receipt of Available Funds and Assets upon any liquidation, dissolution or winding up of the Corporation.

               2.2 Participation Rights. If, after and so long as dividends in the full cumulative preferential amount specified in this Section 2 for the Series A Preferred Stock have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock, the Board shall declare additional dividends out of funds legally available therefor, then such additional dividends shall be declared and paid solely on the Common Stock until the dividend declared on each outstanding share of Common Stock shall equal the dividend declared on each outstanding share of Series A Preferred Stock, and then any additional dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such holder pursuant to Section 5.

               2.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

        3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that


                                       4
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may be legally distributed to the Corporation's stockholders (the "AVAILABLE
FUNDS AND Assets") shall be distributed to stockholders in the following manner:

               3.1 Series A Preferred Stock. Each holder of a share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other series of Preferred Stock (other than Permitted Senior Securities or preferred stock that are pari passu with the Series A Preferred Stock), an amount per share of such share of Series A Preferred Stock equal to the greater of (A) the Original Issue Price of such share of the Series A Preferred Stock plus all accrued but unpaid dividends on such share of the Series A Preferred Stock, whether or not declared (the "PREFERENCE AMOUNT") or (B) the amount that a holder of the number of shares of Common Stock then issuable on conversion of a share of Series A Preferred Stock would receive in cash and/or securities if all shares of Series A Preferred Stock were to convert into Common Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

               3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section 3.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof. Nothing contained in this Section 3 shall preclude holders of Series A Preferred Stock from converting such shares pursuant to Section 5 prior to a liquidation, dissolution or winding up of the Corporation.

               3.3 Merger or Sale of Assets. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3: (a) any reorganization, recapitalization, consolidation, merger, acquisition or similar transaction or series of related transactions (each, a "COMBINATION TRANSACTION") in which the Corporation is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess more than fifty percent (50%) of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction; or (b) except to the extent waived by any holders of Series A Preferred Stock, a sale of all or substantially all of the assets of the Corporation. For purposes of this Section 3.3, an "ACQUIRING STOCKHOLDER" means a stockholder or stockholders of the corporation that: (i) merges or combines with the Corporation in such combination transaction or


                                       5
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(ii) owns or controls a majority of the voting power of the outstanding securities of another corporation that merges or combines with the Corporation in such combination transaction.

                      If any of the above described combination transactions or any sale of all or substantially all of the assets of the Corporation are approved by

                      (a) the vote of the Required Holders, and

                      (b) a vote sufficient under the GCL, this Certificate and the Bylaws of the Corporation to validly approve such transaction,

               then such transaction and the rights of the holders of Common Stock and Preferred Stock will be governed by the documents to be entered into in connection with such transaction and not by this Section 3.

               3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, subject to the following:

                      (a) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution, unless the definitive agreement for the acquisition specifies a shorter measurement period; and

                      (b) if subparagraph (a) above does not apply but the securities are actively traded over-the-counter, then the value of such securities shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) calendar day period ending three (3) trading days prior to the distribution, unless the definitive agreement for the acquisition specifies a shorter measurement period; and

                      (c) if there is no active public market as described in clauses (a) or (b) above, then the value of such securities shall be the fair market value thereof, as determined in good faith by the Board; provided that, upon the delivery of a written request of the Required Holders to the Secretary of the Corporation, such value shall be determined by a qualified third party mutually acceptable to the Board and the Required Holders.

        4. VOTING RIGHTS.

               4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

               4.2 Series A Preferred Stock. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.


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

               4.3 General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               4.4 Board of Directors Election. The holders of Series A Preferred Stock shall be entitled, voting together as a separate class, to elect one (1) director (the "SERIES A DIRECTOR") of the Corporation, and the holders of Series A Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Corporation. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class and/or series as aforesaid, such vacancy shall be filled by the affirmative vote of the holders of the applicable class and/or series as provided above. A director elected by a particular class or series of stock as set forth above may only be removed by the vote of the holders of a majority of the shares of the class or series entitled to elect such director.

               4.5 Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Required Holders, voting together as a single class:

                      (a) Issue (whether by recapitalizations, reclassifications, declaration of dividends or otherwise) any capital stock of the Corporation (or rights convertible into or exchangeable for capital stock) that is entitled to be paid, upon a liquidation, dissolution or winding up of the Corporation, including upon the occurrence of any event set forth in Section
3.3 hereof, from the Available Funds and Assets (as defined in Section 3 above), prior to and in preference to the Series A Preferred Stock, or issue any debt securities of the Corporation or incur any indebtedness of the Corporation for borrowed money, after the Original Issue Date, except to the extent of Permitted Senior Securities;

                      (b) Allow any of its Subsidiaries to issue any capital stock (or rights convertible into or exchangeable for capital stock) other than to the Corporation or to any other wholly-owned Subsidiary, except for Permitted Senior Securities, and except, in the case of Subsidiaries other than KGI, for issuances to Third Parties;

                      (c) Allow any of its Subsidiaries to issue any debt securities or incur any indebtedness for borrowed money after the Original Issue Date except for (1) issuances to or borrowings from the Corporation, any other wholly-owned Subsidiary or any Subsidiary that would be a wholly-owned Subsidiary other than as a result of the issuance of director qualifying shares or similar ownership restriction, in each case as imposed by law, representing less than 1% of the capital stock of such Subsidiary and (2) issuances and borrowings pursuant to, or not prohibited by, the Primary Bank Facility provided such issuances and borrowings are to or from a Third Party;


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

                      (d) Amend the Corporation's Restated Certificate of Incorporation, as amended from time to time, so as to adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock, other than pursuant to the filing of a certificate of designation of a new series of Preferred Stock to the extent permitted hereunder;

                      (e) Purchase, redeem or otherwise acquire for value by the Corporation any shares of capital stock (or rights convertible into or exchangeable for capital stock) of the Corporation or any of its Subsidiaries, except for Permitted Repurchases; or

                      (f) Issue more than twenty-five million three hundred fifty thousand (25,350,000) shares of Series A Preferred Stock.

        5. CONVERSION RIGHTS. (A) The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

               5.1 Optional Conversion.

                      (a) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and non-assessable shares of Common Stock as provided herein.

                      (b) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation's securities pursuant to a registration under the Securities Act of 1933, as amended (which underwritten registered offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of the Corporation's securities pursuant to such registered offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of the Corporation's securities in the registered offering.

               5.2 Automatic Conversion.

                      (a) Each share of Series A Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to


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

an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds seventy-five million dollars ($75,000,000); (ii) upon the Corporation's receipt of the written consent of the Required Holders to the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock pursuant hereto; (iii) immediately prior to the consummation of any combination transaction in which the Corporation is a constituent corporation or is a party, in which a holder of a share or shares, as the case may be, of Common Stock then issuable on conversion of a share of Series A Preferred Stock would receive pursuant to such transaction an amount per share of Series A Preferred Stock equal to or greater than the Preference Amount in cash and/or securities that have an active public market and are not subject to an investment letter or other similar restriction, but may be subject to restrictions (other than trading volume limitations under Rule 144, as promulgated under the Securities Act of 1933, as amended ("RULE 144"), unless such trading volume limitations arise solely as a result of the status of any holder of any shares of Series A Preferred Stock being an affiliate (as defined in Rule 144) of the Corporation) imposed by federal or state securities laws, on transfer ("UNRESTRICTED SECURITIES"), where for this purpose such unrestricted securities will be valued as provided in Section 3.4; or (iv) immediately prior to the consummation of any combination transaction in which the Corporation is a constituent corporation or is a party in which a holder of a share or shares, as the case may be, of Common Stock then issuable on conversion of a share of Series A Preferred Stock would receive pursuant to such transaction an amount per share of Series A Preferred Stock equal to or greater than the greater of (A) the product obtained by multiplying 1.5 by the Original Issue Price or (B) the Preference Amount, in cash and/or securities that have an active public market but are subject to an investment letter or other similar restriction on transfer or trading volume limitations under Rule 144 other than as a result of the status of any holder of any shares of Series A Preferred Stock being an affiliate (as defined in Rule 144) of the Corporation, where for this purpose such restricted security will be valued as provided in
Section 3.4.

                      (b) Upon the occurrence of any event specified in subparagraph 5.2(a) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such converted shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall, to the extent applicable, be entitled to receive the additional securities otherwise distributable or payable to holders of Common Stock as of such conversion and shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A


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

Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and the additional securities, if any, otherwise distributable or payable to holders of Common Stock as of such conversion.

               5.3 Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for the Series A Preferred Stock by the conversion price for the Series A Preferred Stock that is in effect at the time of conversion (the "CONVERSION PRICE"). The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

               5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price then in effect for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "COMMON STOCK EVENT" shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               5.5 Adjustments for Other Distributions. If at any time or from time to time after the Original Issue Date the Corporation makes a distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or on the record date for determining the holders of Common Stock who are entitled to receive such distribution, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such time period, subject to all other adjustments called for during such time period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

               5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               5.7 Sale of Shares Below Conversion Price.

                      (a) Adjustment Formula. If, at any time after the Original Issue Date and until the Termination Date (as defined below), the Corporation issues or sells, or is deemed by the provisions of this subsection 5.7 to have issued or sold without the consent of the Required Holders, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 5.4, a distribution as provided in subsection 5.5, or a recapitalization, reclassification or other change as provided in subsection 5.6, for an Effective Price (as hereinafter defined) that is less than the Net Issue Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the Effective Price at which such Additional Shares of Common Stock are so issued or sold.

                      (b) Certain Definitions. For the purpose of making any adjustment required under this subsection 5.7:

                             (i) The "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.7(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

                                 (A) (x) Additional shares of Series A Preferred
Stock (subject to Section 4.5(f)) issued at a Net Issue Price not less than $3.00 per share, or (y) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

                                 (B) shares of Common Stock (and/or options or
rights therefor) granted or issued hereafter pursuant to the Corporation's Stock Option Plan (the "STOCK OPTION PLAN") or the Kinetics Holdings Corporation 2000 Deferred Stock Plan (the "DEFERRED STOCK PLAN"); provided that the aggregate number of shares of Common Stock issued pursuant to the Stock Option Plan and the Deferred Stock Plan since its inception and not subsequently repurchased by the Corporation pursuant to either plan plus the number of shares issuable on the exercise of then outstanding options or rights to purchase granted under the Stock Option Plan and the Deferred Stock Plan does not exceed 17,500,000 (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

                                 (C) shares of Common Stock issuable upon
exercise of any options, warrants or rights to purchase any securities of the Corporation that are outstanding as of the date of the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and any securities issuable upon the conversion thereof;

                                 (D) shares of Common Stock issued pursuant to a
transaction described in subsection 5.4 or subsection 5.5 hereof;

                                 (E) shares of Common Stock issued or issuable
in a public offering in connection with which all outstanding shares of Series A Preferred Stock will be converted into Common Stock;

                                 (F) equity securities (and/or options, warrants
or rights therefor) issued or issuable as an inducement to lenders to the Corporation to advance funds or otherwise to make financial accommodations or as compensation to lenders advancing funds or otherwise making financial accommodations to the Corporation so long as such equity securities do not represent more than 17.5% of the total value of the subject transaction;

                                 (G) shares of Common Stock or Preferred Stock
issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Board;

                                 (H) up to 1,000,000 (as adjusted for any stock
splits, stock dividends, recapitalizations or the like) shares of Common Stock (and/or options, warrants or rights therefor) granted or issued hereafter but prior to the Termination Date, other than pursuant to clauses (A) through (G) of this definition

                             (ii) The "AGGREGATE CONSIDERATION RECEIVED" by the
Corporation for any issue or sale (or deemed issue or sale) of securities shall
(A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any customary underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any customary expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; provided that, upon the delivery of a written request of the Required Holders to the Secretary of the Corporation, such value shall be determined by a qualified third party mutually acceptable to the Board and the Required Holders; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options; provided that, upon the delivery of a written request of the Required Holders to the Secretary of the Corporation, such portion of the value shall be determined by a qualified third party mutually acceptable to the Board and the Required Holders.

                             (iii) "CONVERTIBLE SECURITIES" shall mean stock or
other securities convertible into or exchangeable for shares of Common Stock.

                             (iv) The "EFFECTIVE PRICE" of Additional Shares of
Common Stock shall mean the lesser of (A) the quotient determined by dividing the total number of such Additional Shares of Common Stock being issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 5.7, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 5.7, for the issue (or deemed issue) of such Additional Shares of Common Stock, or (B) where such Additional Shares of Common Stock issued or deemed issued are being issued or sold (x) in a related transaction with any issuance of debt securities or entry into other any other commercial transaction between the Corporation and the holders of such Additional Shares of Common Stock, or (y) in a transaction for the sale or issuance of preferred stock of the Corporation or securities that are otherwise convertible into or exchangeable for preferred stock or Common Stock which includes material economic terms that are more favorable to the holder thereof, taken as a whole, compared to the material economic terms of the Series A Preferred Stock, including but not limited to differences in dividend rates, accumulations or priorities, redemption rights, participation rights, put rights, conversion ratios, transaction fees to the holder, liquidation rights, or other economic advantages, taken as a whole, then in either such case upon the delivery of a written request of the Required Holders to the Secretary of the Corporation, a qualified third party mutually acceptable to the Board and the Required Holders shall determine (xx) in the case of (x) above, whether the terms of such debt securities or other commercial transaction are more favorable to such holder compared to the prevailing market standard at such time for similar transactions, and if so, the nominal price calculated pursuant to subparagraph (A) above, as adjusted downward to reflect what it would have been had such other terms been at such prevailing market standard, or (yy) in the case of (y) above, the nominal price calculated under subparagraph (A) above, as adjusted downward to reflect what it would have been had such material economic terms been substantially equivalent to the material economic terms, taken as a whole, of the Series A Preferred Stock (and such adjusted price shall be the Effective Price for purposes hereof).

                             (v) "NET ISSUE PRICE" shall mean (A) $3.00 per
share for the Series A Preferred Stock and (B) the issue price for any other series of Preferred Stock less any fees, commissions or rebates payable to the purchasers of such series of Preferred Stock, in any case as adjusted proportionally to any adjustment in the Conversion Price.

                             (vi) "RIGHTS OR OPTIONS" shall mean warrants,
options or other rights to purchase or acquire shares of Common Stock or Convertible Securities; and

                             (vii) The "TERMINATION DATE" shall mean the date
which is the earlier of: (i) the third (3rd) anniversary of the Original Issue Date; or (ii) the EBITDA Date. The EBITDA Date is the last day of a fiscal quarter in respect of which both of the following are satisfied: (i) the Corporation had EBITDA for the four consecutive fiscal quarters then ending of not less than $80 million, and (ii) the Corporation had EBITDA for each of the two periods of four consecutive fiscal quarters ending on the end of each of the two fiscal quarters immediately preceding the quarter in question of not less than $80 million. For this purpose EBITDA is defined for any period as the sum of the Corporation's and its consolidated subsidiaries' consolidated net income for such period plus income taxes for such period plus depreciation, amortization and other non-cash charges during such period (but only to the extent that such income taxes, depreciation, amortization and other non-cash charges were deducted in arriving at the consolidated net income used in this calculation) and calculated in accordance with US generally accepted accounting principles.

                      (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 5.7, if the Corporation issues or sells any Rights or Options or Convertible Securities, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                             (i) if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                             (ii) if the minimum amount of consideration payable
to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                             (iii) if the minimum amount of consideration
payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

               5.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Corporation's books.

               5.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               5.10 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               5.11 Notices. Any notice required by the provisions of these Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt or (ii) ten (10) business days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or
(iii) two (2) business days after delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               5.12 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Preferred Stock against impairment.

        6. MISCELLANEOUS

               6.1 No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

               6.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

                                   ARTICLE VI

        The business of the Corporation shall be managed under the direction of the Board except as otherwise provided by law. Subject to Section 4.4, the number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE VII

        The Board may make, alter or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws adopted by the stockholders of the Corporation.

                                  ARTICLE VIII

        The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the GCL as from time to time in effect.

        1. A director of the Corporation shall under no circumstance have any personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty and acts or omissions as a director except for those breaches and acts or omission with respect to which the GCL, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this Section 1 of Article VIII nor any amendment to the GCL that does not have retroactive application shall limit the right of directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

        2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Bylaws, and in furtherance hereof the Board is expressly authorized to amend the Bylaws from time to time to give full effect hereto, notwithstanding possible self interest of the directors in the action being taken. Neither the modification or repeal of this Section 2 of Article VIII nor any amendment to the GCL that does not have retroactive application shall limit the right of directors and officers to indemnification hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

                                   ARTICLE IX

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                ------------------------------------------------




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